UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Mullen Automotive Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3289406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1405 Pioneer Street Brea, California	92821
(Address of Principal Executive Offices)	(Zip Code)

NET ELEMENT, INC. 2013 EQUITY INCENTIVE PLAN
(Full title of the plan)

David Michery

Mullen Automotive Inc.

1405 Pioneer Street

Brea, California 92821

(Name and address of agent for service)

(714) 613-1900

(Telephone number, including area code, of agent for service)

Copies to:

Daniel W. Rumsey, Esq.

John P. Kennedy, Esq.

Disclosure Law Group, a Professional Corporation

655 West Broadway, Suite 870

San Diego, California 92101

Tel: (619) 272-7050

Fax: (619) 330-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.001 per share	5,979,500 shares	$5.17	$30,914,015	$2,865.73

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement shall be deemed to register an indeterminate amount o f interests to be offered or sold pursuant to the employee benefit plan described herein, including interests in such plan that constitute separate securities required to be registered under the Securities Act.

(2)

This Form S-8 registers 5,979,500 additional shares of Mullen Automotive Inc.’s (the “Company”) common stock, par value $0.001 per share (“Common Stock”), for issuance under the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”). The Company previously registered a total of 1,520,500 shares of Common Stock issuable under the Plan on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2014 (File No. 333-195476), December 7, 2015 (File No. 333-208364), June 28, 2016 (File No. 333-212277), October 24, 2017 (File No. 333-221082), December 3, 2018 (File No. 333-228647), February 27, 2020 (File No. 333-236719), February 5, 2021 (File No. 333-252767) and November 5, 2021 (File No. 333-260793).

(3)

Computed in accordance with Rule 457(h) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock as reported on The NASDAQ Capital Market on January 6, 2021.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 (the “Registration Statement”) registers an additional 5,979,500 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Mullen Automotive Inc. (the “Company”), issuable pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2014 (File No. 333-195476), December 7, 2015 (File No. 333-208364), June 28, 2016 (File No. 333-212277), October 24, 2017 (File No. 333-221082), December 3, 2018 (File No. 333-228647), February 27, 2020 (File No. 333-236719), February 5, 2021 (File No. 333-252767) and November 5, 2021 (File No. 333-260793) (the “Prior Registration Statements”) relating to the 2013 Plan are incorporated by reference herein, except to the extent expressly superseded herein. The Shares registered on this Registration Statement, along with shares of Common Stock registered on the Prior Registration Statements amount to a total of 7,500,000 shares of registered Common Stock authorized for issuance under the 2013 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part 1 of this Form S-8 (plan information and registration information and employee plan annual information) will be delivered to each participant in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the Commission, are hereby incorporated by reference in this Registration Statement:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as filed with the Commission on December 29, 2021;

●	The Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2021, as filed with the Commission on January 10, 2022;

●	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Commission on May 17, 2021;

●	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as filed with the Commission on August 16, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on April 30, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on May 11, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on May 14, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on July 12, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on July 21, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on August 19, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on August 31, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on September 10, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on November 4, 2021;

●	the Company’s Current Report on Form 8-K filed with the Commission on November 12, 2021, as amended November 19, 2021;

●

the Company’s Proxy Statement on Schedule 14A, as filed with the Commission on July 27, 2021, as supplemented by that certain Supplement No. 1, as filed with the Commission on August 19, 2021, and that certain Supplement No. 2, as filed with the Commission on August 25, 2021; and

●

the description of the Company’s common stock, $0.001 par value, contained under the caption “Description of NEI Securities—Common Stock” in the Company’s Registration Statement on Form S-4 (Registration No. 333-182076), filed by the Company with the Commission on June 12, 2012, pursuant to Rule 424(b)(3) of the Securities Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in any document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement or of the related prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated by reference herein or deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VIII of our Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of our Amended and Restated Certificate of Incorporation, as amended, requires us to indemnify our directors and officers against liabilities they may incur in such capacities to the fullest extent permitted by Delaware law. Under Section 145 of the DGCL, we can indemnify our directors, officers and controlling persons against liabilities they may incur in such capacities (other than liabilities incurred as a result of an action by or in the right of the Company) if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under Section 145 of the DGCL, we can indemnify our directors, officers and controlling persons against liabilities incurred as a result of an action by or in the right of the Company if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity.

Article IX of our Amended and Restated Certificate of Incorporation, as amended, also provides that the Company may, by action of the Board of Directors, provide indemnification to such employees and agents of the Company to the extent and to such effect as the Board of Directors determines is appropriate and authorized by Delaware law.

We have entered into indemnification agreements that require us to indemnify certain of our current and former executive officers and/or directors against liabilities they may incur in such capacities to the fullest extent permitted by applicable law if the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. However, these indemnification agreements provide that the Company is not obligated to make any indemnification payment in connection with any claim made against the executive officer or director: (a) for which payment was actually made under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance policy or other indemnity provision; (b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law, or (ii) any reimbursement of the Company by the executive officer or director of any bonus or other incentive-based or equity-based compensation or of any profits realized from the sale of securities of the Company, as required in each case under the Exchange Act; or (c) in connection with any proceeding (or any part of any proceeding) initiated by the executive officer or director unless (i) the Board of Directors authorized the proceeding (or part of the proceeding) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross-claim or affirmative defense brought or raised by the executive officer or director or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

In addition, our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, subject to the limits and exclusions under the policies, insuring such persons against various liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits filed as part of this registration statement is included in the Exhibit Index which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description	Page or Method of Filing
4.1	Specimen Common Stock Certificate of Net Element, Inc.

Filed as Exhibit 4.1 to the Amendment No. 2 to Registration Statement on Form S-4 filed by the Company with the Commission on August 14, 2012 (Registration No. 333-182076), and incorporated herein by reference.

4.2	Net Element International, Inc. 2013 Equity Incentive Plan, as amended by those certain Amendments to Net Element, Inc. 2013 Equity Incentive Plan

Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 4, 2013 (File No. 001-34887), and incorporated herein by reference.

4.3	Amendment to Net Element International, Inc. 2013 Equity Incentive Plan	Filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 31, 2014 (File No. 001-34887), and incorporated herein by reference.

4.4	Amendment to Net Element International, Inc. 2013 Equity Incentive Plan	Filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2016 (File No. 001-34887), and incorporated herein by reference

4.5	Amendment to Net Element International, Inc. 2013 Equity Incentive Plan	Filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on August 10, 2017 (File No. 001-34887), and incorporated herein by reference.

4.6	Amendment to Net Element International, Inc. 2013 Equity Incentive Plan	Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 10, 2018 (File No. 001-34887), and incorporated herein by reference.

4.7	Amendment to Net Element International, Inc. 2013 Equity Incentive Plan	Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on September 4, 2019 (File No. 001-34887), and incorporated herein by reference.

4.8	Amendment to Net Element International, Inc. 2013 Equity Incentive Plan	Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 13, 2020 (File No. 001-34887), and incorporated herein by reference.

4.9	Amendment to Net Element International, Inc. 2013 Equity Incentive Plan	Filed as Annex C to the Company’s Definitive Proxy Statement on Schedule 14A filed on July 27, 2021 (File No. 001-34887), and incorporated herein by reference.

5.1	Opinion of Disclosure Law Group, a Professional Corporation.*

23.1	Consent of Disclosure Law Group, a Professional Corporation. (included in Exhibit 5.1)

23.2	Consent of Daszkal Bolton LLP*

24.1	Powers of Attorney (included on the signature page hereto)

_______________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, State of California, on January 11, 2022.

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
David Michery
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that the individuals whose signatures appear below constitute and appoint David Michery and Kerri Sadler, and each of them severally, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Michery	Chief Executive Officer and Director	January 11, 2022
David Michery	(Principal Executive Officer and Director)

/s/ Kerri Sadler	Chief Financial Officer	January 11, 2022
Kerri Sadler	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jerry Alban	Chief Operating Officer and Director	January 11, 2022
Jerry Alban

/s/ Mary Winter	Secretary and Director	January 11, 2022
Mary Winter

/s/ Kent Puckett	Director	January 11, 2022
Kent Puckett

/s/ Mark Betor	Director	January 11, 2022
Mark Betor

/s/ William Miltner	Director	January 11, 2022
William Miltner

/s/ Jonathan New	Director	January 11, 2022
Jonathan New